May 5, 2005


Mail Stop 03-06


Mr. Roger E. Gower
Chief Executive Officer
Micro Component Technology, Inc.
2340 West County Road C
St. Paul, MN 55113


	RE:	Micro Component Technology, Inc.
		Form 10-K for the Fiscal Year Ended December 31, 2004
		File No. 000-22384

Dear Mr. Gower:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
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Mr. Roger E. Gower
Micro Component Technology, Inc.
April 15, 2005
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